Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS APPOINTS DR. JEFFREY W. BIRD TO BOARD OF DIRECTORS

Dr. Michael F. Powell steps down from the Company’s Board of Directors

REDWOOD CITY, CA – November 19, 2008 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today announced that the Company has appointed Dr. Jeffrey W. Bird to its board of directors. Dr. Bird will fill the seat held by Dr. Powell, a board member since 2001. Dr. Bird will serve as a member of both the Audit Committee and the Nominating and Governance Committee. Dr. Bird was a co-founder of Threshold, led the Company’s Series A financing in 2001, and was formerly a Threshold Board member from 2001 to 2004.

“We welcome Jeff Bird, who, in addition to his scientific insight, adds extensive strategic and operational experience to the collective knowledge of our Board,” said Barry Selick, Threshold’s chief executive officer. “Jeff has been a strong supporter of Threshold since our Series A financing and we are extremely pleased that he accepted our invitation to join our Board once again. At the same time, on behalf of the entire Company, I want to extend gratitude to Mike Powell for his many valuable contributions to the Company over the past seven years.”

Dr. Bird is a Managing Director at Sutter Hill Ventures, a venture capital firm based in Palo Alto, California. Dr. Bird was previously Senior Vice President, Business Operations at Gilead Sciences, where he oversaw business development and commercial activities. Dr. Bird received a degree in Biological Sciences from Stanford in 1982, a Ph.D. in Cancer Biology in 1988 and a M.D. in 1992 from Stanford Medical School. Dr. Bird is currently a board member of a number of private biotechnology companies.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

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